EXHIBIT 10.67

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

KEYES CORN HANDLING AGREEMENT

This KEYES CORN HANDLING AGREEMENT("Agreement") is dated as of March 23, 2011, for reference purposes and is entered into by and between A. L. GILBERT COMPANY, a California corporation ("Gilbert"), on one hand, and AE ADVANCED FUELS KEYES, INC., a Delaware Corporation ("AEAF Keyes") and J.D. HEISKELL HOLDINGS, LLC, a California Limited Liability Company ("Heiskell").  For purposes of this Agreement,  AEAF Keyes and Heiskell will collectively be referred to as the "Producer".

RECITALS

A.           AEAF Keyes and Heiskell have entered into a Corn Procurement and Working Capital Agreement of even date herewith whereby Heiskell has agreed to supply AEAF Keyes all of its requirements for whole yellow corn to be used by AEAF Keyes to produce ethanol at an ethanol plant located in Keyes, California that AEAF Keyes currently leases from Cilion, Inc. (the “Ethanol Plant”).

B.           The Ethanol Plant is located on property that is contiguous to Gilbert’s feed mill (the “Gilbert Facility”).

C.           To produce ethanol, AEAF Keyes will purchase corn for delivery by rail to the Ethanol Plant via a railroad spur owned by Gilbert which is located on the Gilbert Facility, and AEAF Keyes has entered into an Agreement with Heiskell to purchase the corn and provide logistic rail delivery services for this purpose.

D.            In conjunction therewith, Producer and Gilbert desire to enter into an agreement whereby Producer will be allowed to receive shuttle train loads of corn (estimated at 4 to 5 trains per month containing approximately 100 cars per shuttle train) which will be offloaded by Gilbert in accordance with Union Pacific Railroad (“UPRR”) shuttle train program standards and the terms and conditions of this Agreement.

AGREEMENT
NOW, THEREFORE, the parties agree as follows:

           1.            Corn Supply. Following the Ethanol Plant repair and commissioning, Gilbert agrees to allow Producer to receive shuttle trainloads of corn (estimated at 4 to 5 trains per month containing approximately 100 cars per shuttle train), which will be offloaded by Gilbert in accordance with UPRR shuttle train program standards. Heiskell will pay Gilbert a [***] per ton handling fee for offloading services, including use of Gilbert's equipment and storage facilities, (the “Handling Fee”). Offloaded corn will be stored in Gilbert's dedicated approximately 14,000-ton corn silo on Gilbert's Facility (the "North Silo"). AEAF Keyes will be responsible for operating the conveying equipment from the North Silo to the Ethanol Plant.  Heiskell will be responsible to procure all of its own corn, control logistics of trains into Gilbert's Facility, as well as collect all UPRR incentive rebates. Producer agrees that all corn to be processed at the Ethanol Plant will be offloaded by Gilbert. Heiskell shall purchase number two (2) yellow dent corn which shall be of merchantable quality and suitable for animal feed purposes and with aflatoxen levels safe and acceptable for lactating cows (less than 20 ppb).  Gilbert's Handling Fee shall be based on the documented weight of corn at the point of origination and AEAF Keyes  shall be responsible for inventory shrink, if any. Heiskell will pay Gilbert the Handling Fee within [***]days of unloading the corn for the Producer. Heiskell will provide Gilbert with all records documenting the weight of corn at the point of origination relating to corn offloaded by Gilbert pursuant to this Agreement, at Gilbert’s request.  The Handling Fee shall be subject to adjustment beginning in 2014 as described below. The formula for adjustment of the Handling Fee is set forth in Exhibit "A" attached hereto.

Gilbert shall dedicate the North Silo on Gilbert’s Facility for use by Producer in storing corn for the production of ethanol.  Gilbert acknowledges that the corn stored in the North Silo is owned by Heiskell and Gilbert shall permit Heiskell, its employees and representatives to enter Gilbert's premises on 24 hours advance notice during the term of this Agreement and for a period of two weeks following the termination of this Agreement for the purpose of accessing the Heiskell corn stored in the North Silo, provided that Heiskell shall be responsible for any damage to Gilbert's premises caused by Heiskell, its employees or representatives as a result of such access.

In addition to the Handling Fee, “AEAF Keyes” shall pay Gilbert [***] for the offloading services contemplated by this Agreement (the “Unload Incentive”).  AEAF Keyes hereby assigns to Gilbert the earned Unload Incentive proceeds due to AEAF Keyes from Heiskell under Section 2.3 of the Corn Procurement and Working Capital Agreement dated March 9, 2011 between Heiskell and AEAF Keyes.  “AEAF Keyes” will pay Gilbert the Unload Incentive within [***] of Heiskell’s receipt of unload incentives received from UPRR for rail cars offloaded by Gilbert.  Heiskell will provide “AEAF Keyes” and Gilbert with copies of all records relating to unload incentives paid by UPRR for rail cars offloaded by Gilbert, at Gilbert’s request.  To receive [***] Unload Incentive, Gilbert shall be solely responsible for the timely transfer and storage of corn received on each shuttle train ordered by the Producer.  Any delay in offloading corn from said shuttles which may result in a reduction of the Unload Incentive shall be the sole responsiblitiy of Gilbert, and the Incentive payment will reflect the reduced amount.  Neither Heiskell nor AEAF Keyes will be responsible for compensating Gilbert for any such reduced amount.

           2.             Term. The initial term of this Agreement shall commence on the date that corn procured by Heiskell is delivered to the Gilbert Facility and shall end on the next December 31st  ("Initial Contract Year"). Each contract year shal1 begin on January 1st and end on the next succeeding December 31st. This Agreement shall continue for the Initial Contract Year and for one (1) full contract year thereafter. This Agreement shall continue annually thereafter unless either party gives notice of termination prior to June 30th of the year in which the next Contract Year would end, in which case this Agreement will terminate effective the next December 31st. Either party may cancel this Agreement immediately upon notice to the other party, if such other party shal1 have become bankrupt or insolvent or entered into an assignment for the benefit of creditors or had a receiver appointed for its assets or become the subject of any winding up of its business or any judicial proceeding relating to or arising out of its financial condition. Subject to the notice and right to cure provisions as set forth in paragraph 5, the non-defaulting party may cancel this Agreement upon any default by the other party.

           3.            Logistics. Heiskell will establish, manage, monitor and communicate logistics to insure that corn is received in a timely and efficient manner, including all inbound rail and/or truck logistics to limit demurrage and to insure an uninterrupted supply of corn for the operations of Gilbert and Producer.  Producer will be responsible for all freight charges and other charges imposed by UPRR, including, but not limited to, demurrage in connection with the delivery and return of rail cars in a timely and efficient manner. Producer shall use its reasonable best efforts to provide Gilbert with a monthly forecast of the planned delivery of corn for use in AEAF Keye’s operation.

           4.           Independent Contractors. This Agreement does not constitute and shall in no way be construed to constitute or give rise to a partnership, joint venture or similar relationship between the parties hereto. Each party shall perform its obligations under this Agreement as an independent contractor and not as an agent for the other. No party shall have the right to obligate or bind the other party in any manner whatsoever except as specifically provided herein.

           5.           Events of Default and Remedies. If either party defaults in respect of its obligations under this Agreement, the other party may give notice of default. If such default is not cured within fifteen (15) days of such notice, the non-defaulting party shall be entitled to such remedies as are available at law, including, but not limited, cancellation of this Agreement.   Notwithstanding the foregoing, in no event shall any party be liable to any other party for any indirect, consequential, punitive or special damages, loss of business expectation or business interruptions, arising in any way out of this Agreement or any breach of this Agreement except to the extent expressly provided for herein.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

           6.           General Provisions.

                                 (a)           Time of the Essence. Time is of the essence with respect to each and every provision of this Agreement and the performance, occurrence and satisfaction of each and every term and condition of this Agreement.

                                 (b)           Cooperation of Parties. The parties shall cooperate with each other in carrying out the terms of this Agreement and shall execute any additional instruments, documents, instructions, authorizations or other items that are reasonably necessary to comply with the terms of this Agreement.

                                 (c)           Complete Agreement. This Agreement, and the other Agreements referenced herein, set forth the entire agreement between the parties with respect to the subject matter of the Agreement, and any and all prior agreements, whether oral or written, are hereby superseded. No modification of this Agreement shall become binding unless the same is in writing and signed by both parties hereto.

                                 (d)           Notices. Unless another form of notice or other manner of giving notice is expressly authorized by other provisions of this Agreement, any notices required or permitted under this Agreement must be in writing, and shall be personally delivered or sent by certified or registered mail, postage prepaid, return receipt requested, or sent by facsimile, to each party to whom the notice is to be given at the address set forth below. An attempt to give purported notice not in compliance with these requirements shall be invalid and ineffective. Notice shall be deemed to have been received upon the earlier of (a) if personally delivered, the date of delivery to the address of the person to receive such notice (b) if mailed, three (3) business days after the date of posting by the United States post office, (c) if delivered by Federal Express or other overnight courier, the next business day, or (d) if given by facsimile, when sent with confirmation of receipt. Notices are to be personally delivered or mailed as follows:

To Gilbert:

A.L. Gilbert Company
Attn: David Gilbert
304 N. Yosemite
Oakdale, CA 95361
Phone: (209) 847-1721
Fax: (209) 847-3542

To AEAF Keyes:

AEAF Keyes, Inc.
Attn: Eric McAfee
20400 Stevens Creek Blvd, Suite 700
Cupertino, California 95014
Phone: (408) 213-0928
Fax:  (408) 252-8044

To Heiskell:

J.D. Heiskell Holdings, LLC
Attn: Tim Regan
116 West Cedar Ave
Tulare, California  93274
Phone: (559) 685-6100
 Fax: (559) 686-8697

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                (e)           Attorney's Fees. In the event of any dispute between the parties arising out of or in connection with this Agreement, the subject matter hereof, or the rights or duties of the parties in relation thereto, the prevailing party shall be entitled to a reasonable sum as and for attorneys' fees and costs as shall be determined by the parties or by the court should litigation be brought to resolve the dispute.

                                (f)           Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or otherwise transferred by a party to this Agreement without the prior written consent of the other parties. Any attempt to assign or transfer this Agreement or any rights hereunder without such consent shall be null and void and of no force and effect.

(g)           Inurement. This Agreement shall inure to the benefit of and shall be binding upon, the permitted assigns~~,~~ and successors in interest~~,~~ of each of the parties hereto.

(h)           Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original document.

                                (i)           Force Majeure. No party shall be liable for failure to perform, in whole or in part, any of the duties or requirements hereunder if such failure is caused by a catastrophe, riot, war, strike, fire, accident, act of God or similar happening beyond the control of the party failing to so perform, including, but not limited to, failure of processing equipment or change in local, state and federal law preventing either party from reasonably fulfilling its obligations hereunder. In the event a party reasonably believes that its ability to perform may be delayed, impaired or prevented by any cause described above, that party shall immediately notify the other party of such cause, and provide a copy of any contract, agreement or document which prevents such performance, and shall promptly and diligently take such actions as may be necessary and practical under the circumstances to resume performance under this Agreement.

(j)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

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[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

This Keyes Corn Handling Agreement is executed as of the date first above written at Keyes, California.

A.L. Gilbert Company, a California Corporation

By: A.L. Gilbert
Its: President & CEO

AEAF Keyes, Inc., a Delaware Corporation

By: Eric A. McAfee
Its: Chief Executive Officer

J.D. Heiskell Holdings, LLC, a California Limited Liability Company

By: Robert Hogden
Its:   VP – California Business Group